Exhibit 13 (c)(ii)

                                    EXHIBIT A

Amended Fee Schedule dated as of September 20, 2004, and effective February 9, 2004 to the Bookkeeping and Pricing Agreement dated as of February 9, 2004 between Westcore Trust and ALPS Mutual Funds Services, Inc.


The fees payable to Agent for the duration of this contract shall be:

1)       The greater of:

         a)       $2,500.00   per  domestic   fund  per  month  and  $3,250  per
                  international fund per month ($416.67 per fund per month for each additional class)

         b)       2.9 basis points of daily net assets

2)       $1.00 per day per loan for each security on loan.


NOTES

o        Fees are calculated and paid on a monthly basis.

o        Out-of-pocket expenses include:

         -        pricing
         -        corporation actions and reorganization data
         - paper/binders/phone/fax charges of not more than $125.00 per month per fund
         - incremental expenses associated with the record keeping for options, futures and foreign securities


ALPS MUTUAL FUNDS SERVICES, INC.            WESTCORE TRUST

By: /s/ JEREMY O. MAY                       By: /s/ JEFFREY D. ADAMS
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Name: Jeremy O. May                         Name: Jeffrey D. Adams
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Title: Managing Director                    Title: President
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